                                                                      EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE



Pam Kassner
312/461-6625

                                  HARRIS BANK
SELLS SECURITIES CUSTODY AND RELATED TRUSTEE SERVICES FOR LARGE INSTITUTIONS --
       HARRIS ANNOUNCES EXPANSION OF ASSET MANAGEMENT AND TRUST SERVICES

     Chicago, January 11, 1996 -- Harris Bank announced today that it has sold its securities custody and related trustee services business for large institutions to Citibank N.A. and Citibank F.S.B. This business has become a highly specialized, scale intensive business, and is undergoing rapid industry-wide consolidation. Citibank is one of the largest, most advanced and most committed providers of securities services in the U.S. and around the world.
     At the same time, Harris announced the comprehensive expansion of its asset management and trust services -- in partnership with Bank of Montreal and its investment banking subsidiary Nesbitt Burns, on a North American basis.
     Together, Harris and Bank of Montreal provide institutional investment management, personal trust and asset management services, and three families of mutual funds. Combined assets under management total close to $25 billion. "By sharing expertise, resources and products between Harris and Bank of Montreal, we become one of the largest bank providers of asset management services in North America -- able to deliver a broad range of investment opportunities to our corporate, institutional and personal banking customers," said Alan G. McNally, Harris Bank Chairman and CEO.

                                     (more)

HARRIS/2

     Harris will expand its Harris Insight mutual fund family from its current six funds to seventeen during 1996. With an expected asset base in excess of $5 billion, Harris Insight Funds will be among the largest bank mutual fund families in the Midwest.
     Harris is also introducing an enhanced 401(k) product, particularly well-suited for the middle market. In addition to an expanding choice of mutual funds, Harris now offers a comprehensive service that includes employee communication, investment management, interactive voice response, and administration and participant recordkeeping services.
     Already among the top five stock transfer agents in the U.S., Harris is accelerating the growth of its corporate trust businesses through portfolio acquisitions, continued penetration of the U.S. market, and now, in support of The Trust Company of Bank of Montreal, penetration of the Canadian market as well. As part of its growth plan, Harris recently acquired the stock transfer business of Banc One Corporation -- Harris' sixth acquisition of this kind. Further corporate trust acquisitions are expected as industry-wide consolidation of this business continues.
     Harris is expanding its personal trust and investment services business, both locally and on a national basis. Locally in Chicagoland, the bank is using its growing community bank network to bring the full range of banking, trust and investment services closer to its customers. And, for the bank's high net worth family clients nationwide, Harris has formed a new Family Office Group -- offering a wide variety of services for family offices who are finding they can run their wealth management businesses more efficiently and effectively by unbundling and "outsourcing" particular services.

                                     # # #

Note: With regard to the sale of Harris' securities custody and related trustee services business for large institutions, the impact of this decision on Harris' earnings is not expected to be material.